June 3, 2005


Mail Stop 4561

Mr. Gary L. Carano, CEO
407 North Virginia Street
Reno, Nevada 89501

Re:	Circus and Eldorado Joint Venture Silver Legacy Capital Corp.
	Form 10-K for the year ended December 31, 2005
	File No. 333-87202

Dear Mr. Carano:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

      You may contact Yolanda Crittendon, Staff Accountant, at
(202)
551-3472 or the undersigned at (202) 551-3498 if you have questions.



						Sincerely,



Linda Van Doorn
Senior Assistant Chief Accountant


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